UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)*

TeleNav, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

879455 10 3

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No 879455 10 3

1.	Name of Reporting Persons Menlo Ventures X, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 4,977,643
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power 4,977,643
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,977,643
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 11.96%
12.	Type of Reporting Person (See Instructions) PN

Page 2 of 17 pages

CUSIP No. 879455 10 3

1.	Name of Reporting Persons Menlo Entrepreneurs Fund X, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 42,309
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power 42,309
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 42,309
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.10%
12.	Type of Reporting Person (See Instructions) PN

Page 3 of 17 pages

CUSIP No. 879455 10 3

1.	Name of Reporting Persons MMEF X, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 87,106
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power 87,106
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 87,106
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.21%
12.	Type of Reporting Person (See Instructions) PN

Page 4 of 17 pages

CUSIP No. 879455 10 3

1.	Name of Reporting Persons MV Management X, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 5,107,058
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power 5,107,058
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,107,058
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.27%
12.	Type of Reporting Person (See Instructions) CO

Page 5 of 17 pages

CUSIP No. 879455 10 3

1.	Name of Reporting Persons Henry D. Montgomery
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 5,826
	6.	Shared Voting Power 5,107,058
	7.	Sole Dispositive Power 5,826
	8.	Shared Dispositive Power 5,107,058
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,112,884
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.28%
12.	Type of Reporting Person (See Instructions) IN

Page 6 of 17 pages

CUSIP No. 879455 10 3

1.	Name of Reporting Persons Douglas C. Carlisle
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 5,826
	6.	Shared Voting Power 5,107,058
	7.	Sole Dispositive Power 5,826
	8.	Shared Dispositive Power 5,107,058
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,112,884
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.28%
12.	Type of Reporting Person (See Instructions) IN

Page 7 of 17 pages

CUSIP No. 879455 10 3

1.	Name of Reporting Persons John W. Jarve
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 5,826
	6.	Shared Voting Power 5,107,058
	7.	Sole Dispositive Power 5,826
	8.	Shared Dispositive Power 5,107,058
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,112,884
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.28%
12.	Type of Reporting Person (See Instructions) IN

Page 8 of 17 pages

CUSIP No. 879455 10 3

1.	Name of Reporting Persons Sonja H. Perkins
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 3,374
	6.	Shared Voting Power 5,107,058
	7.	Sole Dispositive Power 3,374
	8.	Shared Dispositive Power 5,107,058
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,111,432
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.28%
12.	Type of Reporting Person (See Instructions) IN

Page 9 of 17 pages

CUSIP No. 879455 10 3

1.	Name of Reporting Persons Mark A. Siegel
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,840
	6.	Shared Voting Power 5,107,058
	7.	Sole Dispositive Power 1,840
	8.	Shared Dispositive Power 5,107,058
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,108,898
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.28%
12.	Type of Reporting Person (See Instructions) IN

Page 10 of 17 pages

CUSIP No. 879455 10 3

1.	Name of Reporting Persons Pravin A. Vazirani
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 343
	6.	Shared Voting Power 5,107,058
	7.	Sole Dispositive Power 343
	8.	Shared Dispositive Power 5,107,058
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,107,401
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.27%
12.	Type of Reporting Person (See Instructions) IN

Page 11 of 17 pages

CUSIP No. 879455 10 3

1.	Name of Reporting Persons Shawn T. Carolan
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 611
	6.	Shared Voting Power 5,107,058
	7.	Sole Dispositive Power 611
	8.	Shared Dispositive Power 5,107,058
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,107,669
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.27%
12.	Type of Reporting Person (See Instructions) IN

Page 12 of 17 pages

CUSIP No. 879455 10 3

1.	Name of Reporting Persons Shervin K. Pishevar
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 31
	6.	Shared Voting Power 5,107,058
	7.	Sole Dispositive Power 31
	8.	Shared Dispositive Power 5,107,058
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,107,089
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.27%
12.	Type of Reporting Person (See Instructions) IN

Page 13 of 17 pages

Item 1.

(a)	Name of Issuer: TeleNav, Inc.

(b)	Address of Issuer’s Principal Executive Offices: 1130 Kifer Road, Sunnyvale, CA 94086 USA

Item 2.

(a)	Name of Person Filing:

Menlo Ventures X, L.P. (“MV X”)

Menlo Entrepreneurs Fund X, L.P. (“MEF X”)

MMEF X, L.P. (“MMEF X”)

MV Management X, L.L.C. (“MVM X”)

Henry D. Montgomery (“HDM”)

Douglas C. Carlisle (“DCC”)

John W. Jarve (“JWJ”)

Sonja H. Perkins (“SHP”)

Mark A. Siegel (“MAS”)

Pravin A. Vazirani (“PAV”)

Shawn T. Carolan (“STC”)

Shervin K. Pishevar (“SKP”)

(b)	Address of Principal Business Office or, if none, Residence

3000 Sand Hill Road

Building 4, Suite 100

Menlo Park, CA 94025

(c)	Citizenship:

Entities:	MV X	—	Delaware
	MEF X	—	Delaware
	MMEF X	—	Delaware
	MVM X	—	Delaware

Individuals:	HDM	—	United States
	DCC	—	United States
	JWJ	—	United States
	SLH	—	United States
	MAS	—	United States
	PAV	—	United States
	STC	—	United States
	SKP	—	United States

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 879455 10 3

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Page 14 of 17 pages

Item 4.	Ownership. The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this Amendment No. 2 to the statement on Schedule 13G is provided as of December 31, 2012:

		MV X	MEF X	MMEF X	MVM X	HDM	DCC
(a)	Beneficial Ownership	4,977,643	42,309	87,106	5,107,058	5,112,884	5,112,884
(b)	Percentage of Class	11.96%	0.10%	0.21%	12.27%	12.28%	12.28%
(c)	Sole Voting Power	4,977,643	42,309	87,106	5,107,058	5,826	5,826
	Shared Voting Power	-0-	-0-	-0-	-0-	5,107,058	5,107,058
	Sole Dispositive Power	4,977,643	42,309	87,106	5,107,058	5,826	5,826
	Shared Dispositive Power	-0-	-0-	-0-	-0-	5,107,058	5,107,058

		JWJ	SHP	MAS	PAV	STC	SKP
(a)	Beneficial Ownership	5,112,884	5,111,432	5,108,898	5,107,401	5,107,669	5,107,089
(b)	Percentage of Class	12.28%	12.28%	12.28%	12.27%	12.27%	12.27%
(c)	Sole Voting Power	5,826	3,374	1,840	343	611	31
	Shared Voting Power	5,107,058	5,107,058	5,107,058	5,107,058	5,107,058	5,107,058
	Sole Dispositive Power	5,826	3,374	1,840	343	611	31
	Shared Dispositive Power	5,107,058	5,107,058	5,107,058	5,107,058	5,107,058	5,107,058

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐ .

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable

Item 8.	Identification and Classification of Members of the Group

Not applicable

Item 9.	Notice of Dissolution of a Group

Not applicable

Item 10.	Certification

Not applicable

Page 15 of 17 pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2013

MENLO VENTURES X, L.P.			MENLO ENTREPRENEURS FUND X, L.P

By:	MV Management X, L.L.C.		By:	MV Management X, L.L.C.
	its general partner			its general partner

	By	/s/ Shawn T. Carolan		By	/s/ Shawn T. Carolan
		Managing Member			Managing Member

MMEF X, L.P

By:	MV Management X, L.L.C.
its general partner

	By	/s/ Shawn T. Carolan
Managing Member

MV MANAGEMENT X, L.L.C.

/s/ Henry D. Montgomery	/s/ John W. Jarve
Henry D. Montgomery	John W. Jarve

/s/ Douglas C. Carlisle	/s/ Sonja H. Perkins
Douglas C. Carlisle	Sonja H. Perkins

/s/ Mark A. Siegel	/s/ Pravin A. Vazirani
Mark A. Siegel	Pravin A. Vazirani

/s/ Shawn T. Carolan	/s/ Shervin K. Pishevar
Shawn T. Carolan	Shervin K. Pishevar

Exhibit(s): 99.1: Joint Filing Statement

Page 16 of 17 pages